Exhibit 10.47

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns. Redacted information is indicated by: [***]

CONSULTING AGREEMENT

THIS AGREEMENT is dated as of April 1, 2022 (the “Effective Date”)

BETWEEN:

ProMIS Neurosciences Inc., a corporation existing under the federal laws of Canada with a registered address at 1920 Yonge St., Suite 200, Toronto, Ontario, M4S 3E2 (the “Company”)

AND:

Larry Altstiel, M. D., PhD (the “Consultant”), with an address at [***]

WHEREAS:

A.	The Company wishes to engage the Consultant as its duly appointed Chief Medical Officer to support the Company’s development and scientific programs, including developing strong scientific rationale for investors or potential partners;

B.	The Consultant also provides consultant services to a third party, Pinteon Therapeutics, related to the creation of full length antibody therapies for tau proteins (the “Excluded Subject Matter”); and

C.	The nature of the Consultant’s work contemplated under this Agreement does not relate to the Excluded Subject Matter;

IN CONSIDERATION OF the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

PROVISION OF SERVICES

1.	Services. Commencing on April 1, 2022 (the “Start Date”), the Consultant will [was] appointed as Chief Medical Officer, an officer of the Company, and will perform for the Company (as an independent contractor and not as employee, agent, partner or joint venturer) the services described in Schedule A (collectively, the “Services”). Schedule A forms an integral part of this Agreement and is hereby incorporated by reference. Consultant will perform the Services for a maximum of twenty- five (25) hours per week unless the Parties agree to a different time commitment over an agreed period of time.

2.	Quality of Service. The Consultant represents, warrants, and covenants that he will (and will cause the Consultant Representatives to: a) perform the Services in a timely, competent and professional manner in accordance with the standards and practices commonly expected of qualified and experienced providers of similar services, (b) perform the Services in compliance with all applicable laws, rules, ordinances and regulations that are now applicable to the Consultant, the Consultant Representatives or the Services, whether federal, state, provincial, municipal or otherwise, and (c) at all times act in the best interests of the Company and perform the Services in a faithful manner to the best ability of the Consultant and each of the Consultant Representatives. The Consultant may provide services to other clients during the Term of this Agreement, provided that the activities do not interfere with or conflict with the Consultant’s obligations to the Company under this Agreement and provided that the Consultant obtains the consent of the Company prior to entering into any new engagements, such consent not to be unreasonably withheld.

3.	Subcontracting and Assignment. The Consultant will not, without the prior written consent of the Company (which consent the Company may in its sole discretion withhold), subcontract, delegate or otherwise assign any or all of the Consultant’s obligations under this Agreement.

TERM AND TERMINATION

4.	Term. This Agreement shall commence on the Start Date and will continue on until April 1, 2023 (the “Term”), unless terminated earlier in accordance with this Agreement. This Agreement may be renewed for a subsequent period or periods of twelve months or more, upon mutual consent of both parties. This Agreement may be terminated as described in Schedule A.

5.	Effect of Termination. If this Agreement is terminated as provided herein, the Company’s sole liability for Consultant’s Services shall be to pay the Consultant for all properly performed Services to the effective date of termination. The rights and responsibilities of the Parties under Paragraphs 1, 5-10, and 12-15 survive the termination or expiration of this Agreement.

6.	FEES AND EXPENSES

Fees and Expenses.

a)	In consideration for performing the Services, the Company will pay the Consultant a monthly fee of US$19,000 (nineteen thousand US dollars). Each such monthly payment shall be made on or before the first business day of the succeeding month. The Company will reimburse the Consultant in accordance with its normal policies and practices for the Consultant’s reasonable, out-of-pocket expenses or disbursements actually and necessarily incurred or made by the Consultant in connection with the performance of the Services (collectively, “Expenses”). All Expenses will be reimbursed within five business days of submission of receipts and expense reimbursement request. Any individual expense exceeding US$500 (five hundred US dollars) requires advance written approval from ProMIS Neurosciences. During the contract term, it is understood that the Consultant shall be available for the requirements of ProMIS to achieve the objectives set out in Appendix A. During the contract term, it is also understood that the Consultant will devote, on average over any calendar month, 50% of his time to achieve the Objectives set forth in Appendix A.

b)	On or before the Effective Date of this Agreement, the Company will provide the Consultant a copy of the ProMIS Neurosciences Inc. Stock Option Plan approved the Board of Directors (the “Option Plan”) and all other documents setting forth the terms and conditions applicable to options in the Company. Within 30 days of the Effective Date of this Agreement, ProMIS will award 1.85MM stock options to the Consultant, on standard terms and conditions governing such options applicable to other option holders under the Option Plan, subject to final approval by the Board of Directors. The Company will grant the options at a strike price equal to the volume weighted average share price of the preceding 5 trading days and shall have a 10-year exercise period from the date the options have been granted to the Consultant. The share options will vest in equal monthly portions over 48 months. In case of “Change of Control” or other “Triggering Event” as those terms are defined in the Option Plan, all options, whether vested or not, will immediately vest. Upon termination of this Agreement by the Company without cause, all vested options will be vested and be exercisable in accordance with the Option Plan.

Any Option Commitment (as defined in the ProMIS Neurosciences Inc. Stock Option Plan) or stock option agreement between the parties shall include the terms set out in this paragraph 3.0(b) of the Option Plan. ProMIS hereby represents and warrants that all necessary corporate action has been taken by or on behalf of ProMIS to grant the Options in accordance with this paragraph 3.0(b) of the Option Plan.

7.	Taxes and Benefits. The Consultant represents, warrants and covenants that the Consultant is acting and will act only as independent contractor (and, in any event, never as an employee of the Company). The Consultant acknowledges and agrees that, in its performance under this Agreement, neither the Consultant nor either Consultant Representative, will be entitled to any employee-like benefits or any direct or indirect compensation other than that expressly set out in this Agreement. The Consultant will, as an independent contractor, collect and/or remit as required, all amounts, and will register with any workers’ compensation entities or other governmental bodies, and deal with all tax and other requirements, and satisfy all applicable compliance requirements, as required or permitted under law by all municipal, provincial, state or federal governments. The Consultant agrees that the Company will not be responsible for registering under any workers’ compensation legislation or for withholding or remitting any amounts for income taxes, social security taxes, (un)employment insurance, or other deductions that would be required in an employment relationship in any jurisdiction.

8.	Insurance. The Company will maintain insurance coverage in accordance with normal Company business practices, including Directors & Officers Liability Insurance, Professional Liability Insurance and General Liability Insurance. As the Consultant will be serving as Chief Medical Officer, an appointed officer of the Company, it is the Company’s intent that the Consultant will be entitled to coverage under such insurance policies to the same extent as all other officers of the Company.

CONFIDENTIALITY AND RESTRICTIVE COVENANTS

9.	Definitions. In this Agreement,

(a)               “Company Entities” means the Company and its subsidiary, parent and affiliate corporations identified on Schedule B attached to this Agreement (the “Company Entities”), to the extent that such reference does not require any subsidiary party to be added as a party to this Agreement other than as a third party beneficiary, each of whom will be expressly deemed an intended third party beneficiary of this Agreement and will have the right to enforce the terms and conditions of this Agreement; and

(b)               “Confidential Information” means all information in any form (including all electronic, magnetic, physical, intangible, visual and oral forms) and whether or not such information has been marked or indicated as confidential, that is known, held, used or disclosed by or on behalf of the Company Entities in connection with its business, and that, at the time of its disclosure: (i) is not available or known to the general public; (ii) by its nature or the nature of its disclosure, would reasonably be determined to be confidential; or (iii) is marked or indicated as proprietary or confidential; and includes patent applications, trade secrets, technology, know-how, technical information, supplier and customer information (whether past, present, future and prospective), strategic plans, financial information, marketing information, information as to business opportunities, strategies and research and development, consultation records and plans, communications, meetings, conversations, surveys, third party data and studies

10.	Confidentiality. In connection with the Consultant’s performance under this Agreement, the Company has furnished or may furnish to the Consultant, or the Consultant may acquire, develop or conceive of, Confidential Information, all of which the Consultant will treat strictly in accordance with this Agreement. For greater clarity, the parties hereby acknowledge and agree that Confidential Information can encompass information regardless of whether it was disclosed prior to the date of this Agreement or after. In connection with this,

(a)               Obligations—at all times during and after this Agreement (subject to §10(b)), the Consultant will protect the Confidential Information using a reasonable degree of care, and will take all reasonable steps to safeguard the Confidential Information from unauthorized disclosure, and without limiting the foregoing will not, directly or indirectly, (i) copy or reproduce any of the Confidential Information, (ii) use any Confidential Information for any purpose other than the proper performance of the Consultant’s duties, or (iii) subject to §10(c), disclose any of the Confidential Information except strictly to those of the Company or Company Entities’ directors, officers, consultants, attorneys, accountants, advisors and personnel to whom disclosure is necessary to carry out the Consultant’s duties, or as otherwise directed or authorized by the Company.

(b)               Exceptions—this §10 imposes no obligation upon any person with respect to any information or part thereof that the Consultant can establish that, other than as a result of a breach of this Agreement, (i) was in the Consultant’s possession prior to entering into this Agreement without any restriction of confidentiality owed to any Company Entity, (ii) is or becomes generally available to the public rightfully without restrictions of confidentiality, or (iii) becomes available to the Consultant after the term of this Agreement from a third party (other than any Company Entity) who has no obligation of confidentiality with respect thereto,

(c)               Required Disclosures—if the Consultant is requested or required (including, without restriction, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) by any law to disclose any Confidential Information, he may disclose strictly that Confidential Information for which disclosure is required to comply with any such applicable law, provided that the Consultant (i) unless prohibited by such applicable law, provides the Company with written notice as soon as practicable in the circumstances so that the Company may contest the disclosure or seek an appropriate protective order, and (ii) cooperates reasonably and in good faith with the Company in its efforts to prevent, restrict or contest such required or requested disclosure.

(d)               Acknowledgement—the Consultant acknowledges and agrees that the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill therein, constitute proprietary rights which the Company is entitled to protect.

11.	Intellectual Property. In this Agreement, “Intellectual Property” means any and all inventions, original works of authorship, developments, concepts, improvements, designs, social media posts, logos, discoveries, ideas, work product, data, and all tangible and intangible materials, in each case whether or not patentable or registrable under copyright or other intellectual property laws anywhere in the world that are developed, created, or otherwise brought into existence by the Consultant, but for certainty excludes any and all inventions, original works of authorship, developments, concepts, improvements, designs, social media posts, logos, discoveries, ideas, work product, data, and all tangible and intangible materials related to the Excluded Subject Matter that are developed, created, or otherwise brought into existence by the Consultant. The Consultant hereby acknowledges and confirms that any and all Intellectual Property arising from the consulting services and activities of the Consultant to the Company shall be the exclusive property of the Company. The Consultant hereby assigns, transfers, and sets over, and for greater certainly agrees to promptly assign transfer, and set over, to the Company all of his rights, title, and interest in, to, and associated with the Intellectual Property. The Consultant hereby waives, and agrees to waive, all of his moral rights in and to the Intellectual Property in favour of the Company. Upon the reasonable request of the Company, the Consultant will execute all necessary papers to confirm the Intellectual Property assignments contemplated herein. For certainty, the Company agrees that the Consultant may continue to work with Pinteon Therapeutics on the Excluded Subject Matter, and any such intellectual property created in relation to the Consultant’s work with Pinteon Therapeutics on this Excluded Subject Matter will not be captured by this provision. The Consultant and the Company agree that the Consultant will not be involved in any of the Company’s activities relating to the Excluded Subject Matter.

12.	No Liability. The Consultant shall indemnify and hold harmless the Company from any claim or demand made by (a) any governmental authority with respect to the fees paid hereunder, or (b) any person with respect to the Services provided pursuant to this Agreement, except to the extent that the Company has explicitly assumed liability pursuant to this Agreement. The Company shall indemnify and hold harmless the Consultant against any and all claims, complaints, actions, proceedings, lawsuits, and judgments arising from any action or inaction of the Consultant while carrying out the Services, except those which arise from fraud or other criminal acts by the consultant. This indemnity provision will survive the Termination of this Agreement. Nothing in this paragraph of the Agreement shall alter, impair, waive or otherwise affect the Company’s responsibilities under paragraphs 5, 6, or 12.

13.	Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will not be affected.

14.	Governing Law, Breach, and Dispute Resolution. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without reference to its conflict of laws principles. If one Party commits a material breach of one or more terms of this Agreement which cannot or is not cured, the other Party shall recover its reasonable attorneys’ fees and costs incurred in connection with such breach and enforcement of its rights under this Agreement. The Parties will attempt to resolve any dispute under this Agreement, including any issues of arbitrability, interpretation, validity or enforcement of the Agreement, through mediation under the Canadian Dispute Resolution Procedures of the International Centre for Dispute Resolution Canada (ICDR). If the Parties are unable to resolve the dispute through mediation, the dispute will be resolved through arbitration before a single arbitrator pursuant to the Canadian Dispute Resolution Procedures of the ICDR. The arbitrator shall have no authority to modify the rights and obligations of the Parties under this Agreement. The decision of the arbitrator shall be final and binding on the Parties. Any mediation or arbitration shall take place in the city of Toronto, Ontario, Canada. Any judicial proceedings to vacate or confirm any arbitration award shall be heard by a court with jurisdiction over the matter located in the city of Toronto. As used in this paragraph, the term “Parties” includes the Company Entities.

15.	Notice. Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by either party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in any government post office or by email, or other similar form of written communication, in each case, addressed as above or to another address as notified hereunder from time to time.

16.	Interpretation. In this Agreement, (a) “§” means a section, subsection, paragraph or sub-paragraph of this Agreement and “Part” means a captioned part of this Agreement, (b) any word in this Agreement is deemed to include the masculine, feminine, neuter, singular or plural form thereof as the context so required, (c) the captions and headings used in this Agreement are for convenience only and do not constitute substantive matter and are not to be construed as interpreting the contents of this Agreement, and (d) the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto).

17.	Entire Agreement. This Agreement, including all Schedules hereto, forms the entire agreement among the parties and supersedes all prior agreements, proposals or communications relative to the subject matter of this Agreement. Amendments to or waivers of this Agreement will be effective only if in writing and signed by authorized representatives of all parties. Unless otherwise expressly stated, if there is any necessary conflict between any of the terms of this Agreement and Schedules to this Agreement, this Agreement will take precedence.

18.	Acceptance. This Agreement is executed effective as of the day and year first above written and may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument, and delivery of the counterparts may be effected by means of electronic transmission. The reproduction of signatures by electronic transmission will be treated as binding as if originals

ProMIS Neurosciences Inc.

Per:	/s/ Eugene Williams
Eugene Williams, Chairman and CEO

/s/ Larry Alstiel
Larry Altstiel, Consultant

SCHEDULE A

SERVICES

A1.          Services (Scope of Work).

The consultant, reporting to the Executive Chairman or CEO, will perform the role of Chief Medical Officer. This work may include, but is not limited to:

- Overseeing the design and execution of clinical trials

- Interacting with regulatory authorities

- Supporting ProMIS efforts with investors and potential partners

- Representing ProMIS in public fora such as medical and other conferences

- Contributing to company strategy formulation as a member of senior management

A2.          Location. The parties expect that Consultant will generally perform the Services from his residence in Connecticut, or on occasion at the Company’s offices at CIC. However, the Company may require that the Consultant travel from time to time (such travel to be reimbursed in accordance with the provisions of this Agreement).

TERM

A3.          Termination at End of Term. The Agreement will automatically terminate at the end of the Term without any requirement for notice or payment in lieu of notice by either party.

A4.          Termination During the Term. This Agreement may be terminated at any time during the Term as follows:

(a)               by the Consultant for any reason at any time upon thirty (30) days’ written notice to the Company, which the Company may abridge or waive in its sole discretion;

(b)               by the Consultant immediately upon notice if the Company has materially breached this Agreement and such breach remains uncured after fifteen (15) days’ written notice from the Consultant to the Company describing the reasonable particulars of such breach;

(c)               by the Company immediately upon written notice if the Consultant has materially breached this Agreement and such breach remains uncured after fifteen (15) days’ written notice from the Company to the Consultant describing the reasonable particulars of such breach;

(d)               by the Company in circumstances where §A4(c) does not apply, for any reason at any time upon thirty (30) days’ written notice to the Consultant, or in the Company’s sole discretion, payment in lieu of such notice;

(e)               automatically upon the death or permanent disability of the Consultant; or

(f)                upon the written, mutual agreement of both parties.

A5.          Taxes. From time to time, the Consultant will advise the Company of the Consultant’s applicable sales or service tax registration numbers and will be responsible for collecting from the Company and remitting all applicable excise, sales, goods and services, and use taxes imposed by any federal, state, provincial, municipal or other governmental authority (each an “Applicable Tax”) on the Services. The Company will pay all such Applicable Taxes to the Consultant. The Consultant will be responsible for any error or omission of Applicable Taxes and will promptly indemnify the Company for any liability the Company incurs as a result of such error or omission by the Consultant.